Exhibit 99.1

Fluor Corporation	Brian Mershon/Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621/864.281.6976

469.398.7000 main tel	Geoff Telfer/Jason Landkamer
Investor Relations
469.398.7070/469.398.7222 tel

News Release

FOR IMMEDIATE RELEASE

James Hackett Elected to Fluor’s Board of Directors

IRVING, Texas (August 3, 2016) — Fluor Corporation (NYSE: FLR) announced today that James Hackett was elected to its board of directors effective August 3, 2016. Hackett’s election to Fluor’s board raises the total number of directors to 12, of whom 11 are independent.

“Fluor is very fortunate to have an executive of Jim’s caliber rejoin our board of directors,” said David Seaton, Fluor’s chairman and chief executive officer. “His vast knowledge and experience within the global energy sector provide Fluor with a unique and much sought-after business perspective that is key to the markets we serve. We are extremely pleased that he will once again be serving on our board at this important time for our company.”

Hackett previously served as a member of Fluor’s board for 14 years from March 2001 to April 2015. He will serve on Fluor’s governance and organization and compensation committees.

Hackett is currently a partner in Riverstone Holdings LLC, one of the largest private energy investment firms in the U.S. He is also the retired executive chairman of the board and former chief executive officer of Anadarko Petroleum Corporation, one of the world’s largest independent oil and natural gas exploration and production companies.

Before joining Anadarko, Hackett served as president and chief operating officer of Devon Energy Corporation following its merger with Ocean Energy where he served as chairman,

president and chief executive officer, itself the result of a merger in 1999 with Seagull Energy Corporation, where he was chairman, chief executive officer and president.

Hackett joined Seagull from Duke Energy where he led its Energy Services Division as president.  Prior to that, he was executive vice president of Pan Energy when the company merged with Duke Power to create Duke Energy.

His energy experience includes positions in engineering, finance and marketing with NGC Corp., Burlington Resources and Amoco Oil Co. He is a member of the Society of Petroleum Engineers and National Petroleum Council.

Hackett is also a director of Enterprise Products Partners L.P., National Oilwell Varco (Fortune 500 companies) and Sierra Oil & Gas.  He is a former chairman of the board of the Federal Reserve Bank of Dallas. Hackett is a board member (and former chairman) of the Baylor College of Medicine and Rice University where he served as an adjunct professor for six years.

He holds a B.S. degree from the University of Illinois as well as a Master of Business Administration and a Master in Theological Studies from Harvard University.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that designs, builds and maintains capital-efficient facilities for its clients on six continents. For more than a century, Fluor has served our clients by delivering innovative and integrated solutions across the globe. With headquarters in Irving, Texas, Fluor ranks 155 on the FORTUNE 500 list with revenue of $18.1 billion in 2015 and has more than 60,000 employees worldwide. For more information, please visit www.fluor.com or follow us on Twitter @FluorCorp.

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